FOR IMMEDIATE RELEASE

January 19, 1999

CONTACT:            Eileen Weber                  Brandon Bryce
                    Director of Marketing         Senior Account Manager
                    AMX Corporation               MS&L Global Technology
                    (800) 222-0193
                    (972) 644-3048                (805) 230-8211
                    eileen_weber@amx.com          brandon@caprel.com


       AMX ANNOUNCES FIRST INTERNET-BASED CONTROL SYSTEM FOR HOME AUTOMATION


      COMPANY'S NEW WEBHOME PRODUCT LINE ALLOWS ALL HOME APPLIANCES, LIGHTING,
            AND HVAC SYSTEMS TO BE CONTROLLED THROUGH THE WORLD WIDE WEB

DALLAS - AMX Corporation (Nasdaq: AMXX), the worldwide leader in network technology integration for residential, commercial, and educational automation, today announced a bold set of products aimed at extending the company's core technology and products into the Internet Appliance (IA) sector. AMX has also announced that it will receive an investment of $5 Million as a result of a private placement of its common stock to Board member John McHale, previously the founder of NetWorth, Inc. and NetSpeed, Inc. Mr. McHale will be named Chairman of the Board of AMX, effective upon closing of his investment in AMX, targeted for February 1, 1999. Scott Miller, the founder of AMX, continues to serve as a member on the Board.

"Everyone realizes the Internet is changing the world in extraordinarily exciting ways, creating new business opportunities exponentially," said John McHale. "Today, IP networks are everywhere--corporations, telecommunications, and the Internet. It's now time to bring the power of TCP/IP into the home. What we have created here at AMX is essentially the first 'IP Home' capability."

In the view of multiple computer industry leaders and analysts, IA will drive the next wave of consumer demand. Unlike general-purpose computers, IA's are networked, intelligent devices that perform specific tasks, and are reasonably intuitive and inexpensive. People are already enjoying the benefits of AMX and PHAST (a wholly owned subsidiary of AMX) networked appliances in their homes, accessing their technology via the Internet. Homeowners can click on their personal "home page" from the office to check the security system, raise the home temperature, start the hot tub, close the pool cover, turn on the outside lighting, or even watch the NannyCam. AMX Internet technology will expand the intimacy of the owner/home relationship, so that the system can send home information e-mails or text paging automatically, and wall and touch panels integrate Web information with home automation. As a leader in home integration technology, AMX is now bringing the Web home.

                                       (MORE)

AMX's introduction of WebHome technology is not a random or unexpected event. AMX has been laying the foundation for several years, developing a number of successful TCP/IP client/server applications. PHAST systems are networked via PHASTLink, a data bus driven by Echelon technology. In addition, over fifty leading home automation companies including Lutron and Leviton, have become PHAST P3 partners, enabling plug-and-play connectivity over the PHASTLink data bus. In addition, AMX has been an active partner in forward-thinking groups such as Digital Harmony IEEE-1394, HomeRF, and HomePNA, taking a leadership role in advancing standards for home interoperability and networking.


"The home automation systems currently being successfully installed by AMX and PHAST, are the best on the market, as evidenced by our growth and the numerous industry awards we have received. Our WebHome product strategy, while revolutionary in some respects, is merely a logical extension of some of our core capabilities," said Joe Hardt, CEO of AMX Corporation. "The product development initiatives we are undertaking, coupled with the commitment of John McHale, a documented visionary in the data networking and ADSL world, puts AMX in an enviable position. At the same time, we will be expanding our innovation and support in our core commercial and international business, and fully expect to leverage the benefits of IA technology into our traditional markets and distribution channels as well."

States Scott Miller, founder and board member of AMX Corporation, "As the founder and largest shareholder of AMX, I am very pleased with these developments. John McHale's track record in identifying technology opportunities, as well as his considerable financial commitment to AMX, provides for tremendous competitive advantage, which will benefit all of our dealers, shareholders, employees and customers worldwide."

The Company also announced that its third quarter revenues for the quarter ending December 31, 1998, were $18.5 million, up 23% from $15.1 million during the same quarter last year. Year-to-date revenues were $52.7 million, up 23% for the same period last year. The Company included special charges of $1.2 million, net of taxes, equivalent to $0.14 per share (diluted) in its third quarter. Net income exclusive of these charges would have been $1.4 million, or $.16 per share (diluted). Net income for the quarter was $142,340, or $.02 per share (diluted), compared to a loss of $.09 per share (diluted) for the same quarter last year. Year-to-date net income was $1.8 million, or $.21 per share (diluted). The special charges incurred during the third quarter consisted mostly of the write-off of inventory for products discontinued this quarter, which were charged to cost of goods sold. The discontinued products were primarily from the Company's former subsidiary, AudioEase Corporation. The Company also recognized losses on bad debts, and wrote off development costs on discontinued projects.

                                        (MORE)

AMX Corporation, in concert with its wholly owned subsidiary PHAST Corporation, is the worldwide leader in integration network systems, innovations that bring people in touch with their technology. Specialists in the science and art of control, AMX Internet-active systems harness the power of electronic media, mechanics, and information so that technology behaves as a natural extension of our lives. Located in Dallas, Texas with offices around the world, AMX stock is traded on the NASDAQ stock exchange under the symbol AMXX. For more information, contact AMX Corporation, 11995 Forestgate Drive, Dallas, Texas 75243,
(800) 222-0193, or visit AMX on the Internet at WWW.AMX.COM and WWW.PHAST.COM.


                                        ###


This release contains forward-looking statements with respect to future financial performance. Actual results for the quarter and year may differ materially as a result of a number of risks and uncertainties, including competition within the market place, product acceptance, production efficiencies, and sales strategies. These risks and uncertainties could result in lower revenues, manufacturing variances, and higher selling expenses.

                               AMX CORPORATION
                          CONSOLIDATED BALANCE SHEET

                            (Dollars in thousands)

                                                      December 31, 1998
                                                         (Unaudited)      March 31, 1998
                                                      -----------------   --------------
                                    ASSETS

Current assets:
   Cash and cash equivalents                              $   615           $   179
   Receivables - trade and other; less allowance
      for doubtful accounts of $662 at December 31,
      1998 and $460 at March 31, 1998                      11,320            10,276
   Inventories                                             10,312             8,381
   Prepaid expenses and other current assets                1,281             1,390
   Deferred income tax                                        137               137
                                                          -------           -------

Total current assets                                       23,665            20,363

Property and equipment, at cost, net                        4,650             4,348

Capitalized software                                           61               169

Deposits and other                                            677               434

Deferred income tax                                            10                10

Goodwill, net                                                 818             1,004
                                                          -------           -------



Total assets                                              $29,881           $26,328
                                                          -------           -------
                                                          -------           -------

                               AMX CORPORATION
                          CONSOLIDATED BALANCE SHEET

                            (Dollars in thousands)

                                                    December 31, 1998
                                                       (Unaudited)       March 31, 1998
                                                    -----------------    --------------
                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                        $5,639            $3,867
   Line of credit and notes payable                         2,800             2,403
   Current portion of long-term debt                        1,500               -
   Accrued compensation                                     1,488             1,482
   Accrued sales commissions                                  797               788
   Accrued dealer incentives                                  515               329
   Other accrued expenses                                     354               153
   Income taxes payable                                        21               744
                                                          -------           -------

Total current liabilities                                  13,114             9,766

Long-term debt, less current portion                           15                46



Minority interest in subsidiary                               -               1,652

Shareholders' equity:
   Common stock, $.01 par value:
      Authorized shares - 40,000,000
      Issued shares - 8,300,118 at December 31, 1998
         and 8,261,158 at March 31, 1998                       83                83
   Additional paid-in capital                               4,170             4,080
   Retained earnings                                       12,499            10,748
   Less common treasury stock of 5,208 shares at
         March 31, 1998                                       -                 (47)
                                                          -------           -------
Total shareholders' equity                                 16,752            14,864
                                                          -------           -------


Total liabilities and shareholders' equity                $29,881           $26,328
                                                          -------           -------
                                                          -------           -------

                               AMX CORPORATION
                      CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)

            (In thousands, except for share and per share amounts)

                                                           Three Months Ended             Nine Months Ended
                                                              December 31,                   December 31,
                                                        ------------------------      ------------------------
                                                          1998           1997            1998           1997
                                                        ---------      ---------      ---------      ---------
System sales                                              $18,175        $14,484        $51,430        $40,886
OEM and custom product sales
                                                              353            657          1,244          2,127
                                                        ---------      ---------      ---------      ---------
     Net sales                                             18,528         15,141         52,674         43,013

Cost of sales                                               9,942          7,052         25,597         19,174
                                                        ---------      ---------      ---------      ---------

Gross profit                                                8,586          8,089         27,077         23,839
                                                        ---------      ---------      ---------      ---------

Selling and marketing expenses                              5,853          4,914         17,197         15,625
Research and development expenses                           1,164            896          3,067          2,907
General and administrative expenses                         1,291          1,098          3,921          3,467
Costs associated with acquisition of minority
  interest and merger of subsidiaries                         -            1,694            -            1,694
                                                        ---------      ---------      ---------      ---------

Total operating expenses                                    8,308          8,602         24,185         23,693
                                                        ---------      ---------      ---------      ---------

Operating income (loss)                                       278           (513)         2,892            146
Interest expense                                               95             38            290             86
Other income                                                   22             19             52             87
                                                        ---------      ---------      ---------      ---------

Income (loss) before income taxes                             205           (532)         2,654            147

Income tax provision                                           63            195            835            469
                                                        ---------      ---------      ---------      ---------

Net income (loss)                                         $   142        $  (727)       $ 1,819        $  (322)
                                                        ---------      ---------      ---------      ---------
                                                        ---------      ---------      ---------      ---------

Basic earnings (loss) per share                           $  0.02        $ (0.09)       $  0.22        $ (0.04)
                                                        ---------      ---------      ---------      ---------
                                                        ---------      ---------      ---------      ---------

Diluted earnings (loss) per share                         $  0.02        $ (0.09)       $  0.21        $ (0.04)
                                                        ---------      ---------      ---------      ---------
                                                        ---------      ---------      ---------      ---------

Shares outstanding - diluted                            8,906,212      8,142,146      8,824,272      8,363,251
                                                        ---------      ---------      ---------      ---------
                                                        ---------      ---------      ---------      ---------

                               AMX CORPORATION
                      CONSOLIDATED STATEMENTS OF INCOME
                         AS A PERCENTAGE OF NET SALES
                                 (Unaudited)

                                                           Three Months Ended    Nine Months Ended
                                                               December 31,         December 31,
                                                           -------------------   -----------------
                                                            1998        1997       1998      1997
                                                           -----       -----      -----      ----
System sales                                                98.1%       95.7%      97.6%      95.1%
OEM and custom product sales                                 1.9         4.3        2.4        4.9
                                                           -----       -----      -----      ----
     Net sales                                             100.0       100.0      100.0      100.0

Cost of sales                                               53.7        46.6       48.6       44.6
                                                           -----       -----      -----      ----
Gross profit                                                46.3        53.4       51.4       55.4
                                                           -----       -----      -----      ----
Selling and marketing expenses                              31.6        32.5       32.6       36.3
Research and development expenses                            6.2         5.9        5.9        6.8
General and administrative expenses                          7.0         7.3        7.4        8.1
Costs associated with acquisition of minority
  interest and merger of subsidiaries                         -         11.1         -         3.9
                                                           -----       -----      -----      ----
Total operating expenses                                    44.8        56.8       45.9       55.1
                                                           -----       -----      -----      ----
Operating income                                             1.5        (3.4)       5.5        0.3
Interest expense                                             0.5         0.3        0.5        0.2
Other income                                                 0.1         0.1        0.1        0.2
                                                           -----       -----      -----      ----
Income (loss) before income taxes                            1.1        (3.6)       5.1        0.3

Income tax provision                                         0.3         1.2        1.6        1.1
                                                           -----       -----      -----      ----
Net income (loss)                                            0.8        (4.8)       3.5       (0.8)
                                                           -----       -----      -----      ----
                                                           -----       -----      -----      ----